                                                                     Exhibit 4.4


         THE SALE AND ISSUANCE OF THE SECURITIES REPRESENTED BY THIS INSTRUMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR UNDER THE SECURITIES LAW OF ANY STATE OR OTHER JURISDICTION. THESE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE DISTRIBUTION THEREOF. THESE SECURITIES MAY NOT BE OFFERED, SOLD, PLEDGED, OR TRANSFERRED UNLESS (I) A REGISTRATION STATEMENT UNDER THE ACT IS IN EFFECT AS TO THESE SECURITIES AND SUCH OFFER, SALE, PLEDGE, OR TRANSFER IS IN COMPLIANCE WITH APPLICABLE SECURITIES LAW OF ANY STATE OR OTHER JURISDICTION OR (II) THERE IS AN OPINION OF COUNSEL OR OTHER EVIDENCE, SATISFACTORY TO THE COMPANY, THAT AN EXEMPTION THEREFROM IS AVAILABLE AND THAT SUCH OFFER, SALE, PLEDGE, OR TRANSFER IS IN COMPLIANCE WITH APPLICABLE SECURITIES LAW OF ANY STATE OR OTHER JURISDICTION.


                        SUBORDINATED TERM PROMISSORY NOTE

$500,000.00                                                      August 15, 2000



         FOR VALUE RECEIVED, the undersigned E-Sync Networks, Inc., a Delaware corporation (the "Maker"), having an address at 35 Nutmeg Drive, Trumbull, Connecticut 06611, hereby unconditionally promises to pay to the order of John
C. Maxwell, III, an individual ("Payee"), at the office of Payee located at c/o Commercial Electronics, L.L.C., 375 Park Avenue, Suite 1604, New York, New York 10152, or such other location as the holder hereof may designate, in lawful money of the United States, the principal sum of FIVE HUNDRED THOUSAND DOLLARS AND NO CENTS ($500,000.00), together with interest thereon as provided for below.

1. INTEREST RATE. Maker shall pay interest, in arrears, on the unpaid principal balance hereof outstanding from time to time at a rate equal to twelve percent (12%) per annum. Interest shall commence to accrue on the date hereof and shall continue to accrue until the principal hereof is paid in full (whether before or after maturity or judgment).

         Anything contained in this Note to the contrary notwithstanding, Payee does not intend to charge and Maker shall not be required to pay interest or other charges in excess of the maximum rate permitted by applicable law. Any payments in excess of such maximum rate shall be refunded to Maker or credited against principal.

2. PAYMENT OF INTEREST AND PRINCIPAL. Interest only on the outstanding principal amount hereof shall be due and payable monthly in arrears, commencing on September 15, 2000 and continuing on the fifteenth (15th) day of each month thereafter preceding the payment in full of the principal amount hereof.

The entire unpaid principal amount hereof, together with all accrued and unpaid interest thereon shall be due and payable on August 15, 2001. All payments shall first be applied to interest and then to principal.

3. PREPAYMENT.

         (a) Payee shall have the right, but not the obligation, to demand prepayment hereof out of all (or any portion) of the net proceeds of any sales of debt and/or equity securities by Maker while amounts are due hereunder, but only to the extent that the aggregate net proceeds from such sales of securities after the date hereof exceeds three million dollars ($3,000,000.00). Maker shall give prompt (but in any event within three (3) business days) written notice to Payee of any such sales of securities (including a statement as to the amount of net proceeds) in order to allow Payee to determine whether, based on the aggregate amount of such sales to date, its right to demand prepayment has become available, and, to the extent so, in order to allow Payee to exercise its right to require a mandatory prepayment hereunder. All mandatory prepayments due by virtue of this Section 3 shall be made by Maker within three (3) business days of its receipt of notice from Payee as to the amount of the prepayment that Payee is requiring.

         (b) Maker may prepay this Note as a whole at any time or in part from time to time at the principal amount hereof plus accrued interest thereon, but without premium or penalty.

4. EXPENSES. Maker shall pay Payee, on demand, for all reasonable costs and expenses (including, but not limited to, reasonable attorneys' fees), if any, which may be incurred by Payee in connection with the collection of this Note.

5. REPRESENTATIONS AND WARRANTIES. Maker hereby represents and warrants to Payee that:

         (a) Maker has all requisite legal and corporate power and authority to sell and issue this Note and to carry out and perform its obligations hereunder.

         (b) All corporate action on the part of Maker necessary for the sale, issuance and delivery of this Note and the performance of all of Maker's obligations hereunder have been taken. This Note, when executed and delivered by Maker, will constitute a valid and legally binding obligation of Maker, enforceable against Maker in accordance with its terms. This Note is free of any liens, claims, encumbrances or restrictions on transfer. This Note is not subject to any preemptive rights or rights of first refusal not previously waived.

         (c) The execution, delivery, performance and issuance of this Note have not and will not: (i) violate, conflict with or result in a breach of any provision of or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a creation of any lien upon any of the assets, properties or business of Maker under, any of the terms, conditions or provisions of (x) the Certificate of Incorporation or By-laws of Maker, or (y) any contract, commitment, lease, agreement or proposed transaction, written or oral, absolute or contingent, material to the assets, properties or business of Maker; or (ii) violate any judgment, ruling, order, writ, injunction, award, decree, or law of any court or federal, state, county or local government or any other governmental, regulatory or administrative agency or authority which is applicable to Maker or any of its assets, properties or businesses; or (iii) to Maker's knowledge, result in the suspension, revocation, impairment, forfeiture, or non-renewal of any franchise, permit, license, authorization, or approval material to Maker.

         (d) The offer, sale, and issuance of this Note constitute transactions exempt from the registration requirements of Section 5 of the Securities Act of 1933, as amended.

6. DEFAULT; ACCELERATION. The occurrence of any of the following shall constitute an "Event of Default":

         (a) Maker shall fail to make any payment of any principal, interest or other amount when due under this Note.

         (b) Maker shall be dissolved or shall make an assignment for the benefit of creditors; or shall have a receiver, custodian, trustee or conservator appointed for all or substantially all its assets.

         (c) Any case or proceeding under any bankruptcy, insolvency, receivership or similar law affecting Maker shall be commenced (provided that if such case or proceeding is not commenced by Maker, same remains undismissed for a period of sixty (60)
                  days).

         (d) Any representation or warranty of Maker contained herein or in any related document shall prove to be untrue or misleading in any material respect.

Upon the occurrence, and at any time during the continuance, of an Event of Default, Payee, at Payee's option and without the need for presentment, demand, protest, or other notice of any kind, may declare all unpaid principal hereof and interest hereunder to be immediately due and payable and same shall become immediately due and payable upon such declaration.

7. CERTAIN WAIVERS. Maker and any endorser or guarantor hereof (collectively, the "Obligors") and each of them: (i) waive(s) presentment, diligence, protest, demand, notice of demand, notice of acceptance or reliance, notice of non-payment, notice of dishonor, notice of protest and all other notices to parties in connection with the delivery, acceptance, performance, default or enforcement of this Note, any endorsement or guaranty of this Note, or any collateral or other security; (ii) consent(s) to any and all delays, extensions, renewals or other modifications with respect to this Note, any related document or the debt(s) or collateral evidenced hereby or thereby or any waivers of any term hereof or thereof, any release, surrender, taking of additional, substitution, exchange, failure to perfect, record, preserve, realize upon, or lawfully dispose of, or any other impairment of, any collateral or other security, or any other failure to act by Payee or any other forbearance or indulgence shown by Payee, from time to time and in one or more instances (without notice to or assent from any of the Obligors) and agree(s) that none of the foregoing shall release, discharge or otherwise impair any of their liabilities; (iii) agree(s) that the full or partial release or discharge of any Obligor(s) shall not release, discharge or otherwise impair the liabilities of any other Obligor(s); and (iv) otherwise waive(s) any other defenses based on suretyship or impairment of collateral.

8. SUBORDINATION. Notwithstanding anything to the contrary herein, Payee and each holder from time to time of this Note by its acceptance hereof agrees that all payments on this Note shall be subordinate and subject in right of payment to the prior payment in full of all Senior Debt (as defined below), and further agrees that it shall enter into such agreements with Maker and the holders of any such Senior Debt to acknowledge and evidence the terms of such subordination as Maker shall from time to time reasonably request, provided, however, that the provisions of this Section 8 and the terms of any such agreements do not prevent or limit the exercise by Payee of its right to demand prepayment of this

Note pursuant to Section 3(a) hereof. For purposes of this Note, "Senior Debt" means (a) all obligations of Maker in respect of any indebtedness of Maker to banks, financial institutions or institutional lenders or investors, including, without limitation, obligations in respect of principal, premium, interest, reimbursement obligations and fees and expenses, and (b) any and all renewals, extensions, increases or rearrangements of any of the foregoing, in each case, whether existing on the date of this Note or hereafter created, incurred or acquired. Without limiting or expanding the foregoing provisions of this definition, this Note is not intended to be either superior or subordinate in right of payment to any obligation of Maker, whether existing on the date of this Note or hereafter created, other than Senior Debt.

9. COMMERCIAL TRANSACTION; JURY WAIVER. EACH OF PAYEE AND MAKER ACKNOWLEDGES THAT THE TRANSACTION OF WHICH THIS NOTE IS A PART IS A COMMERCIAL TRANSACTION. EACH OF PAYEE AND MAKER HEREBY KNOWINGLY AND VOLUNTARILY WAIVES TRIAL BY JURY AND THE RIGHT THERETO IN ANY ACTION OR PROCEEDING OF ANY KIND, ARISING UNDER OR OUT OF, OR OTHERWISE RELATED TO OR OTHERWISE CONNECTED WITH, THIS NOTE AND/OR ANY RELATED DOCUMENT.

10. BINDING NATURE. This Note shall bind Maker and Maker's heirs, representatives, successors and assigns and shall inure to the benefit of Payee and its successors and assigns. The term "Payee" as used herein shall include, in addition to the initial Payee, any successors, endorsees, or other assignees of such Payee and shall also include any other holder of this Note.

11. GOVERNING LAW. This Note shall be governed by and construed and interpreted in accordance with the laws of the State of Connecticut, without regard to its rules pertaining to conflicts of laws thereunder.

12. MISCELLANEOUS. No delay or omission by Payee in exercising any right or remedy hereunder or under any guaranty hereof shall operate as a waiver of such right or remedy or any other right or remedy, and a waiver on one occasion shall not be a bar to or waiver of any right or remedy on any other occasion. All rights and remedies of Payee hereunder, any other applicable document and under applicable law shall be cumulative and not in the alternative. No provision of this Note or any guaranty hereof may be waived or modified orally but only by a writing signed by the party against whom enforcement of such amendment, waiver or other modification is sought.

                  [Remainder of Page Intentionally Left Blank]

         IN WITNESS WHEREOF, Maker has executed and delivered this Note as of the day and year first written above.


                                            Maker:


                                            E-SYNC NETWORKS, INC.


                                            By:_________________________________
                                            Name:
                                            Title: